Exhibit 4.1

NEITHER THIS DEBENTURE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

$1,200,000	Los Angeles, California Execution Date: December 24, 2010; Effective Date: November 17, 2010

FOREX INTERNATIONAL TRADING CORP.

6% CONVERTIBLE DEBENTURE DUE FEBRUARY 15, 2011

FOR VALUE RECEIVED, Forex International Trading Corp., a Nevada corporation (the “Company”), hereby promises to pay to the order of AP HOLDINGS LIMITED, the principal amount of   ONE MILLION TWO HUNDRED THOUSAND dollars ($1,200,000) on February 15, 2011 (“Maturity Date”).  Interest on the outstanding principal balance shall be paid at the rate of six percent (6%) per annum, payable on the Maturity Date.    Accrued interest shall also be payable at such time as any payment of principal of this Debenture is made.  Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed.

ARTICLE 1.
Events of Default and Acceleration

(a) Events of Default Defined.  The entire unpaid principal amount of this Debenture, together with interest thereon shall, on written notice to the Company given by the Holders of this Debenture, forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing.  An Event of Default shall occur:

(i) if failure shall be made in the payment of the principal when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

(ii) if failure shall be made in the payment of any installment of interest any of the Debentures when and as the same shall become due and payable whether at maturity or otherwise and such failure shall continue for ten (10) days after the date such payment is due; or

(iii) if the Company shall violate or breach any of the representations, warranties and covenants contained in the Debenture and such violation or breach shall continue for thirty (30) days after written notice of such breach shall been received by the Company from the holder of the Debenture; or

(iv) if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or their directors or a majority of its stockholders shall vote to dissolve or liquidate the Company other than a liquidation involving a transfer of assets from a Subsidiary to the Company; or

(v) if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated or set aside within ninety (90) days from the filing thereof; or

(vi) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company, or of all or any substantial part of the property of the Company, or approving a petition filed against the Company or any Material Subsidiary seeking a reorganization or arrangement of the Company or any Material Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered;  and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof.

(b) Rights of Debenture Holder.  Nothing in this Debenture shall be construed to modify, amend or limit in any way the right of the holder of this Debenture to bring an action against the Company.

ARTICLE 2.
Conversion

(a) Right of Conversion.

(i) At any time commencing on the date hereof (the “Initial Conversion Date”), the holder of this Debenture shall have the right, in whole at any time and in part from time to time, prior to payment of the principal of this Debenture, to convert all or any part of the principal amount of this Debenture outstanding from time to time and any accrued but unpaid interest thereon into such number of shares of Common Stock at the conversion price hereinafter defined (the “Conversion Price”); provided, that the right to conversion shall terminate at 5:00 P.M. New York City time on the business day prior to the Maturity Date of this Debenture.

(ii) In order to exercise the conversion right, the holder of this Debenture shall surrender this Debenture at the office of the Company together with written instructions specifying the portion of the principal amount of accrued interest on this Debenture which the holder elects to convert and the registration and delivery of certificates for shares of Common Stock issuable upon such conversion.  The shares of Common Stock issuable upon conversion of principal and interest on this Debenture are referred to as the “Conversion Shares.”  The number of Conversion Shares to be issued upon any whole or partial conversion of this Debenture shall be determined by dividing the amount of principal and interest being converted by the Conversion Price in effect on the date of such conversion, which shall be the date this Debenture is delivered to the Company for conversion.  The holder shall thereupon be deemed the holder of the shares of Common Stock so issued, and the principal amount of the Debenture and interest thereon, to the extent so converted, shall be deemed to have been paid in full.  If this Debenture shall have been converted in part, the holder of this Debenture shall be entitled to a new Debenture representing the unpaid principal balance of such Debenture remaining after deducting the principal amount of the Debenture converted.

(b) Conversion Price.  The Conversion Price shall mean twenty cents ($0.20) per share; subject to adjustment as hereinafter provided.

(c) Adjustment in Conversion Price.  If the Company shall (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (C) combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision or other  combination or reclassification shall be proportionately adjusted upward or downward, as the case may be in accordance with generally accepted accounting principles.

(d) Reclassification, Reorganization or Merger.  In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of this Debenture) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Debenture shall have the right thereafter by converting this Debenture, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon conversion of this Debenture immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

(e) Fractional Shares.  No fractional shares or script representing fractional shares shall be issued upon the conversion of any Debentures.

ARTICLE 3.
Miscellaneous

(a) Transferability.  This Debenture shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law.  The Company shall treat as the owner of this Debenture the person shown as the owner on its books and records.

(b) WAIVER OF TRIAL BY JURY.  IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(c) WAIVER OF ANY RIGHT OF COUNTERCLAIM.  EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST THE HOLDER OF THIS DEBENTURE BY WAY OF A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY ACTION ON THIS DEBENTURE.

(d) Usury Saving Provision.  All payment obligations arising under this Debenture are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Debenture to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay.  If by the terms of this Debenture, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(e) Governing Law.  This Debenture shall be governed by the laws of the State of California applicable to agreements executed and to be performed wholly within such State.  The Company hereby (i) consents to the exclusive jurisdiction of the state and federal courts located in Los Angeles, California in any action relating to or arising out of this Debenture, (ii) agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in California City, and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(f) Expenses.  In the event that the Holder commences a legal proceeding in order to enforce its rights under this Debenture, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Debenture as of the date and year first aforesaid.

FOREX INTERNATIONAL TRADING CORP.

By:	/s/ Darren Dunckel
Darren Dunckel CEO

NOTICE OF CONVERSION

[To be Signed Only Upon Conversion
of Part or All of Debentures]

FOREX INTERNATIONAL TRADING CORP.

The undersigned, the holder of the foregoing Debenture, hereby surrenders such Debenture for conversion into shares of Common Stock of Forex International Trading Corp. to the extent of $        unpaid principal amount of and interest due on such Debenture, and requests that the certificates for such shares be issued in the name of____________________________ , and delivered to_______________________________ , whose address is______________ .

Dated:  _________________________________________

_______________________________________________
(Signature)

(Signature must conform in all respects to name of holder as specified on the face of the Debenture.)